UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

(CHECK ONE):

|_|   FORM 10-K AND FORM 10-KSB        |_|  FORM 20-F            |_|  FORM 11-K
|X|   FORM 10-Q AND FORM 10-QSB        |_|  FORM N-SAR

         For Period Ended: Quarter Ended March 31, 2006

         |_|      Transition Report on Form 10-K
         |_|      Transition Report on Form 20-F
         |_|      Transition Report on Form 11-F
         |_|      Transition Report on Form 10-Q
         |_|      Transition Report on Form N-SAR

         For the Transition Period Ended:

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          Read Instruction Before Preparing Form. Please Print or Type.

    NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
                   VERIFIED ANY INFORMATION CONTAINED HEREIN.

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     If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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                         PART I--REGISTRANT INFORMATION
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         Full Name of Registrant:           Execute Sports, Inc.

         Former Name if Applicable:         N/A

         Address of Principal
         Executive Office:                  1284 Puerta del Sol, Suite 150
                                            San Clemente, CA 92673

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                        PART II--RULES 12b-25 (b) AND (c)
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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

|X| (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

|X| (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K, Form N-SAR or Form N-CSR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

|_| (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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                               PART III--NARRATIVE
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State below in reasonable detail the reasons why Form 10-K and Form 10-KSB,
20-F, 11-K, Form 10-Q and Form 10-QSB, N-SAR, or the transition report or portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed)

Execute Sports, Inc. (the "Company") has determined that it is unable to file its quarterly report on Form 10-QSB for the fiscal quarter ended March 31, 2006 (the "Form 10-QSB") within the prescribed period. The Company needs additional time to file its report because quarterly reports were delayed as a consequence of management changes. This inability to timely file the Form 10-QSB could not have been eliminated by the Company without unreasonable effort or expense.

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                           PART IV--OTHER INFORMATION
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(1)   Name and telephone number of person to contact in regard to this notification

              Todd M. Pitcher        (858)               518-1387
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                 (Name)           (Area Code)       (Telephone Number)

(2) Have all other periodic reports required under section 13 or15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                 |X| Yes        |_| No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                 |_| Yes        |X|  No

                              EXECUTE SPORTS, INC.
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                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date: May 15, 2006                          By: /s/ Todd M. Pitcher
                                                -------------------
                                                Name:  Todd M. Pitcher
                                                Title: President and Secretary